Exhibit 99.2

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Falcon”, “Falcon’s OpCo”, “FBG” or the “Company” refer to Falcon’s Beyond Global, LLC and its subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of financial condition and results of operations together with Falcon’s audited consolidated financial statements and notes thereto, which are included in the Registration Statement on Form S-4 of Falcon’s Beyond Global, Inc. (“Pubco”) (File No. 333-269778) (the “Form S-4”) and in Pubco’s Registration Statement on Form S-1 (File No. 333-275243) (the “Form S-1”), which were previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and Falcon’s unaudited condensed consolidated financial statements and notes thereto which are included in Exhibit 99.1 of Amendment No. 1 to Pubco’s Current Report on Form 8-K (the “Form 8-K/A”). You should note that Falcon’s LLC’s financial statements and notes included in Exhibit 99.1 to the Form 8-K/A were prepared internally by Falcon’s management, have not been reviewed or audited by Falcon’s independent registered public accounting firm, and are subject to change. Additionally, certain of the information contained in this discussion and analysis, including information with respect to plans and strategy for Falcon’s business, includes forward-looking statements that involve risks and uncertainties. You should review those factors discussed in the section of the Form S-4 and the Form S-1 entitled “Risk Factors” and other documents Pubco has filed, or will file, with the SEC. As a result of many factors, including those factors set forth in the section “Risk Factors” of the Form S-4 and the Form S-1, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” of the Form S-4 and the Form S-1 to gain an understanding of the important factors that could cause actual results to differ materially from the Company’s forward-looking statements.

The following discussion and analysis of financial condition and results of operations is provided to supplement the unaudited condensed consolidated financial statements and the accompanying notes of our Company for the three and nine months ended September 30, 2023 and 2022, included in Exhibit 99.1 to the Form 8-K/A. We intend for this discussion to provide the reader with information to assist in understanding Falcon’s unaudited condensed consolidated financial statements and the accompanying notes, the changes in those financial statements and the accompanying notes from period to period along with the primary factors that accounted for those changes.

Overview of Business

The Company is an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry; (ii) development, ownership and operation of entertainment destinations, including resort hotels and theme parks through joint venture relationships and Company-owned retail, dining, and entertainment (“RD&E”) zones; and (iii) production, development, and licensing of proprietary narrative, story-driven Intellection Property (“IP”) and third-party partnered brands through multiple media and consumer products channels.

The Company was formed on April 22, 2021, to acquire the outstanding membership units of the Katmandu Business and the Falcon’s Business, each as defined below. On April 30, 2021, The Magpuri Revocable Trust, owners of Falcon’s Treehouse, LLC and Falcon’s Treehouse National, LLC (the business conducted by these entities, together with their predecessor and affiliated entities, the “Falcon’s Business”) , and Infinite Acquisitions Partners, LLC (“Infinite Acquisitions”), owners of the Katmandu Group, LLC and Fun Stuff, S.L. (the business conducted by these entities, together with their predecessor entities, the “Katmandu Business”), entered into a Consolidation Agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in the Falcon’s Business in exchange for 33.33% of the membership interests of the Company, and Infinite Acquisitions contributed 100% of its ownership in the Katmandu Business in exchange for 66.667% of the membership interests of the Company.

Basis of Presentation

Our unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). All amounts are shown in thousands of U.S. dollars unless otherwise stated.

We conduct our business through the following five operating and reportable segments, organized based on product lines and by geography for our location-based entertainment: Falcon’s Creative Group, LLC (“FCG”) , Producciones de Parques, S.L. (“PDP”), Sierra Parima S.A.S. (“Sierra Parima”), Destinations Operations, and Falcon’s Beyond Brands (“FBB”). We collectively refer to the Destination Operations, PDP and Sierra Parima and the Destination Operations segments as our “Falcon’s Beyond Destinations division” (“FBD division”).

During the 2022 fiscal year, we created a fifth reportable segment, our FBB division, which deploys story-driven IPs and third-party partnered brands through digital entertainment content and consumer merchandise and to broaden our monetization channels. Our unique brand expander strategy takes story-driven IPs and seeks to compress the timeline for monetization by deploying these IPs across multiple vectors simultaneously. Accordingly, FBB’s revenue, financial results, and future financial performance will depend on its ability to compress the timeline for monetization and its ability to deploy these properties through multiple channels.

●	FCG focuses on master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales for third-party clients as well as company-owned destinations.

●	PDP, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotel resorts, theme parks and RD&E zones in Spain.

●	Sierra Parima, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotels resorts, theme parks and RD&E zones in Punta Cana.

●	Destinations Operations provides development and management services for themed entertainment to PDP, Sierra Parima and new development opportunities.

●	FBB is utilized for the development and commercialization of Company owned and third-party intellectual property through consumer products and media.

The FCG Division has recently experienced rapid growth through an increase in demand and expansion of project scope from affiliates of Qiddiya Investment Company (“QIC”) and Karnival TP-AQ Limited (“K11”), a subsidiary of New World Development Company Limited. This growth has been funded in part by the Strategic Investment (as defined below). In connection with the Strategic Investment, each of Falcon’s OpCo and FCG LLC agreed to, and shall cause their respective affiliates to, prioritize any projects, products and purchase orders submitted by QIC to FCG LLC and its subsidiaries relative to (and ahead of) any commitments of Falcon’s OpCo, FCG LLC or their affiliates to other persons (including affiliates of FCG LLC and Falcon’s OpCo). This increase in demand and expansion of project scope resulted in the need for Falcon’s Beyond to allocate additional resources and talent to its FCG Division to ensure that opportunities are maximized. For a description of the Strategic Investment, see “Recent Developments – Strategic Investment” below.

We monitor market trends and economic conditions. Through our FBD Division, rather than making investments to purchase land and construct attractions in joint venture arrangements, we are exploring leveraging flagship locations as proof of concept as we move towards an asset-light model where we partner with existing developers to open world-class, immersive LBE entertainment experiences through licensing or franchise agreements within the partner’s current infrastructure. This asset-light approach will focus on optimizing and repurposing existing infrastructure, which is both capital-efficient and allows for quicker returns.

Our Chief Operating Decision Makers are the Executive Chairman and the Chief Executive Officer who are both responsible for allocating resources and evaluating the financial performance of our segments. Segment financial performance is evaluated based on segment revenue and earnings before interest, taxes, foreign exchange gains (losses) and depreciation and amortization.

Recent Developments

Business Combination and Public Company Costs

We consummated the previously announced Business Combination and other related transactions between October 5, 2023 and October 6, 2023. As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 FAST II merged with and into Pubco (the “SPAC Merger”), with the Pubco surviving as the sole owner of Merger Sub, followed by a contribution by the Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 Merger Sub merged with and into Falcon’s OpCo (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with Falcon’s OpCo as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the direct interests in Falcon’s OpCo were held by Pubco and certain holders of the Falcon’s OpCo Units outstanding as of immediately prior to the Business Combination. In addition, on October 6, 2023, Pubco entered into a contribution agreement with Falcon’s OpCo pursuant to which Pubco contributed the Transferred Debt in exchange for the issuance of preferred units of Falcon’s OpCo and the payment of accrued and unpaid interest on the Transferred Debt.

On October 4, 2023, Infinite Acquisitions (i) entered into a conversion agreement with Falcon’s OpCo (the “Subsequent Conversion Agreement”), pursuant to which an aggregate of $7.3 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions was converted into 727,500 Falcon’s OpCo Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its subsequent subscription agreement and (ii) irrevocably committed to fund an additional approximately $12.8 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80.0 million.

Further, holders of an aggregate of $4.8 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and Pubco agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to Pubco a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to Pubco an amount in cash equal to the amount of cash paid by Pubco as accrued interest.

We received net cash proceeds from the Business Combination totaling $1.0 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $4.9 million and $14.0 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

The SPAC Merger was accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. The Acquisition Merger was accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in the Company through the control of Katmandu Ventures LLC, and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, the results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

On November 3, 2023, pursuant to the terms of Pubco’s 8.00% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Pubco Preferred Stock”) in the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), the audit committee of Pubco’s board of directors determined that the volume weighted average closing price of Pubco’s Class A Common Stock, par value $0.0001 per share (“Pubco Class A Common Stock”) exceeded $14.30 for 20 consecutive trading days. Accordingly, on November 6, 2023, all outstanding shares of Pubco Preferred Stock automatically converted into shares of Pubco Class A Common Stock at a conversion rate of 0.90909 shares of Pubco Class A Common Stock for each share of Pubco Preferred Stock [in accordance with the Certificate of Designation]. Cash was paid in lieu of fractional shares in accordance with the terms of the Pubco Preferred Stock under the [name of document]. An aggregate of approximately 600,000 shares of Pubco Class A Common Stock were issued upon conversion of the Pubco Preferred Stock. Following the automatic conversion of the Pubco Preferred Stock, there are no outstanding shares of Pubco Preferred Stock. [In order to maintain the “Up-C” structure, Pubco forfeited the preferred units of the Company that it previously held and was issued a number of shares of common units of the Company equal to the number of shares of Pubco Class A Common Stock issued upon conversion of the Pubco Preferred Stock.] On November 3, 2023, in connection with the automatic conversion of all outstanding Pubco Preferred Stock, Pubco and Continental Stock Transfer & Trust Company (“Continental”) entered into a second amended and restated warrant agreement (the “Second A&R Warrant Agreement”) to reflect the withdrawal and delisting of Pubco’s shares of Pubco Preferred Stock following the automatic conversion thereof. In connection with the automatic conversion of the Pubco Preferred Stock, Pubco’s outstanding warrants will be exercisable for 1.034999 shares of Pubco Class A Common Stock.

Public Company Costs

As a consequence of the Business Combination, the Company became an SEC-registered and listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, our capital and operating expenditures are expected to increase significantly in connection with our ongoing activities, as we:

●	continue to invest in our technology,

●	deploy our Company’s FBB division’s products,

●	sign up new properties for our Company’s FBD division,

●	hire additional personnel,

●	obtain, maintain, expand and protect our intellectual property, and

●	operate as a public company.

Strategic Investment

On July 27, 2023, pursuant to that certain Subscription Agreement by and between FCG and QIC Delaware, Inc., and, solely for purposes of Sections 5.3 and 5.4 thereof the Company (the “Subscription Agreement”), QIC Delaware, Inc., a Delaware corporation and an affiliate of QIC, agreed to invest $30.0 million in FCG (“Strategic Investment”). Pursuant to the Strategic Investment, QIC invested $30.0 million, inclusive of the Reimbursement Amount, in the Company’s Falcon’s Creative division through a private placement of preferred units by FCG. Pursuant to the QIC Subscription Agreement, upon the closing of the Strategic Investment, FCG received a closing payment of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released to FCG upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG and its subsidiaries involved in satisfying the QIC Priority Commitment to satisfy such QIC Priority Commitment. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG and QIC. After giving effect to the transactions contemplated by the QIC Subscription Agreement, FCG has two members: QIC holding 25% of the equity interest of FCG in the form of preferred units and the Company holding the remaining 75% of the equity interest of FCG in the form of common units. In connection with the Strategic Investment, FCG amended and restated its limited liability company agreement (“LLCA”) to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights, and the Company and FCG entered into an intercompany service agreement and a license agreement. In addition, FCG agreed to indemnify the members of its board of managers for liabilities arising from their service in their respective roles.

The LLCA contains contractual provisions regarding the distribution of FCG’s income or loss. Pursuant to these provisions, QIC is entitled to a redemption amount of the initial $30.0 million investment plus a 9% annual compounding preferred return. As a result, QIC does not absorb losses from FCG that would cause its investment to drop below this redemption amount and any losses not absorbed by QIC are fully allocated to the Company.

Deconsolidation of FCG

The LLCA grants QIC the right to block or participate in certain significant operating and capital decisions of FCG, including the approval of FCG’s budget and business plan, strategic investments, and incurring additional debt, among others. These rights allow QIC to effectively participate in significant financial and operating decisions of FCG that are made in FCG’s ordinary course of business. As such, as of July 27, 2023 the Company does not have a controlling financial interest since QIC has the substantive right to participate in FCG’s business decisions. Therefore, FCG is deconsolidated and accounted for as an equity method investment in the Company’s consolidated financial statements. Until the five-year anniversary of the Strategic Investment, (i) FCG may not make any distributions (except for tax distributions) to any of its members and (ii) FCG will reinvest all of its available cash to support the growth and capacity of FCG and its subsidiaries for any projects, products and purchase orders submitted by QIC to FCG and its subsidiaries. These limitations in the use of available cash restrict FCG’s ability to distribute cash to the Company and, in turn, the Company’s ability to distribute cash to the Pubco, which could have an adverse impact on the Pubco’s ability to pay dividends to its shareholders.

The unaudited condensed consolidated statement of operations and comprehensive loss therefore include approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG prior to deconsolidation in the nine months ended September 30, 2023. As of September 30, 2023 the assets and liabilities of FCG, including its goodwill, are no longer included within the Company’s unaudited condensed consolidated balance sheet. Prior to deconsolidation, FCG’s operations generated a majority of the Company’s consolidated revenue and contract asset and liability balances. Any discussions related to results, operations, and accounting policies associated with FCG are referring to the periods prior to deconsolidation.

As of July 27, 2023, the Company reflected its investment in FCG LLC at fair value, resulting in a gain on deconsolidation of $27.4 million.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of operations are summarized below.

The COVID-19 Pandemic

Our business and operations were negatively impacted by the COVID-19 pandemic for a number of underling factors as follows:

Falcon’s Creative Group (“FCG”):

●	the execution of work for the ongoing projects was halted;

●	approval of new contracts and modification of ongoing projects was delayed due to financial and operational uncertainty of the leisure and theme park industry; and

●	the Company did not reduce headcount as a result of project delays and continued to incur labor costs.

Producciones de Parques, S.L. (“PDP”):

●	Closures of properties in historical periods and limited operations;

●	supply chain shortages; and

●	decreased demand due to public health concerns and international travel restrictions.

Sierra Parima:

●	delays on construction in Punta Cana properties given international travel restrictions that lead to delay in opening the park by more than a year.

Our joint venture entities took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2022 included, but were not limited to, (i) eliminating or deferring all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening; (ii) reducing or deferring capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of the Punta Cana theme park; (iii) negotiating deferral of loan repayment; and (iv) reducing seasonal labor during the period that the parks were closed or operating under capacity restrictions. Our joint venture entities also availed themselves of various COVID-19 relief programs from the Spanish and local governments, including government-backed loans from the Spanish State Finance Agency (“ICO”), grants from the Balearic Islands government, and a twelve-month moratorium on the payment of mortgage loans relating to Spanish real estate properties used as hotels, tourist accommodations or for travel agency activities.

For additional discussion of the adverse impact of COVID-19 on our business see the section of the Form S-4 and Form S-1 entitled “Risk Factors — Risks Related to the Company — Business and Business Development Risks.”

Strategic Investment

Our financial results are impacted by the Strategic Investment in FCG. As of July 27, 2023, the date the Company ceased to have a controlling financial interest, FCG was deconsolidated and accounted for as an equity method investment. Until the five-year anniversary of the Strategic Investment, (i) FCG may not make any distributions (except for tax distributions) to any of its member and (ii) FCG will reinvest all of its available cash to support the growth and capacity of FCG and its subsidiaries for any projects, products and purchase orders submitted by QIC to FCG and its subsidiaries. These limitations in the use of available cash restrict FCG’s ability to distribute cash to the Company and, in turn, the Company’s ability to distribute cash to the Pubco, which could have an adverse impact on the Pubco’s ability to pay dividends to its shareholders.

Equity Method Investments

Our financial results are impacted by our 50% ownership of the equity interests in three of our unconsolidated joint ventures, PDP, Sierra Parima, Karnival TP-AQ Holdings Limited (“Karnival”). Additionally, starting from the deconsolidation of FCG on July 27, 2023, our financial results are impacted by our 75% ownership of FCG, as described further below. Prior to July 27, 2023 FCG’s results and balances were consolidated with the Company’s.

Our four unconsolidated joint ventures are recognized as equity method investments. We have recognized the share of gain (loss) from equity method investments of approximately $(1.6) and $1.7 million for the three months ended September 30, 2023, and 2022, respectively, and $(3.7) and $1.7 for the nine months ended September 30, 2023, and 2022, respectively.

On November 2, 2021, the Company entered into a Joint Venture Agreement to acquire a 50% interest in Karnival, a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first facility is under development with an expected opening in late 2024. The results of operations are immaterial for the periods presented.

The carrying value of our investments and advances as of September 30, 2023, was comprised of approximately $25.3 million for PDP, $38.7 million for Sierra Parima, $6.8 million for Karnival and $37.5 million for FCG. The carrying value as of December 31, 2022, was comprised of approximately $23.7 million for PDP, $41.7 million for Sierra Parima and $6.6 million for Karnival.

The tables below summarize the results of operations of PDP, Sierra Parima and FCG for the three and nine months ended September 30, 2023, and 2022. The results of operations for Karnival were not material for these periods and are not included in the tables below.

	(Unaudited) Three months ended September 30,
	2023			2022
	PDP(1)	Sierra Parima	FCG(2)	PDP(1)	Sierra Parima
Total revenues	$15,830	$792	$3,270	$13,588	$46
Income (loss) from operations	4,648	(2,808)	(1,045)	3,288	(607)
Net Income (loss)	$3,055	$(2,825)	$(1,044)	$3,929	$(527)

(1)	The PDP summarized statement of operations for the three months ended September 30, 2023, and 2022 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of approximately €1 to 1.0826 USD and €1 to 1.0016 USD, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

	(Unaudited) Nine months ended September 30,
	2023			2022
	PDP(1)	Sierra Parima	FCG(2)	PDP(1)	Sierra Parima
Total revenues	$32,600	$2,017	$3,270	$26,541	$196
Income (loss) from operations	5,986	(8,031)	(1,045)	2,486	(1,233)
Net Income (loss)	$3,805	$(8,098)	$(1,044)	$4,631	$(1,153)

(1)	The PDP summarized statement of operations for the nine months ended September 30, 2023, and 2022 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.0815 USD and EUR 1.0585 to $1, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

We expect the operating results of our unconsolidated joint venture Sierra Parima to be positively impacted in future periods by the opening of Katmandu Park in Punta Cana in March 2023. We expect this property to start generating positive EBITDA and cash flow in late 2024.

Timing of Current Projects and Future Geographic and Product Expansion

Our financial results and liquidity needs vary from quarter-to-quarter or year-to-year depending on the timing of:

●	our signing of agreements with and related disbursement from our FBG clients;

●	the timing of significant FCG projects;

●	completion of our current FBD projects;

●	opening of new themed entertainment resorts and themed parks

●	our contributions to our existing and new joint ventures; and

●	the launch of new products and services such as our planned Falcon’s Central RD&E zones in our FBD theme parks.

Industry Growth

Our financial profile is associated with several secular trends in the industries we serve and our three distinct end-markets: themed entertainment design and master planning, leisure tourism and digital entertainment content. Demand for our services is, in part, driven by the growth of our underlying end markets and consumer tastes and preferences, which are subject to change. We are also impacted by how much consumers spend to access content and immersive experiences and to travel to our themed resorts. The level of consumer spending depends, in turn, on economic conditions and consumer content consumption trends, as well as preferences related to specific formats of consumption and travel destinations.

Our ability to generate revenue is sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of our brands and the assets, including our themed entertainment resorts and theme parks, that we own through our unconsolidated joint ventures. We believe that we offer an experience-driven platform, and that we are well-positioned at the intersection of key long-term macro trends. However, changes in short term macro-level consumer spending or industry trends have in the past and could in the future result in significant fluctuations in our results of operations.

Market and Economic Conditions.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income, unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals and inflation, have in the past and could in the future impact our operating results. While consumer and corporate spending may decline at any time for reasons beyond our control, the impacts on our results of operations become more acute in periods of a slowing economy or recession, which may be accompanied by changes in corporate spending in new projects and decreases in visits to our themed entertainment resorts and theme parks. During periods of reduced economic activity, consumers have historically reduced their discretionary spending and corporate entities have reduced or cut their spending on new projects, which could result in reductions in our share of equity method income from FCG and in our FBD revenues from guests at our resorts. A prolonged period of reduced consumer or corporate spending could have an adverse effect on our business, financial condition, and results of operations.

Seasonality

Our divisions face different seasonal trends. Our FCG division faces minimal seasonality given the longer timelines of most client engagements. Our FBD division faces seasonal trends as its revenues and share of residual income are primarily generated from the operations of our unconsolidated joint venture entities, PDP and Sierra Parima. Accordingly, seasonality in our FBD division is more material and is based on the tourism season in each of our markets, with some markets exhibiting more significant fluctuations between high and low seasons; most notably, the operating season for our Mallorca resort location is April through October, and our highest occupancy levels, ticket sales and package rates occur during July and August. This seasonality in demand results in predictable fluctuations in revenue, results of operations and liquidity, which in Mallorca are consistently higher during the second and third quarters of each year as compared to Tenerife where revenue is consistently higher during the first and fourth quarters of each year.

The effect of seasonality will vary as our market mix and product mix continues to evolve. We expect that seasonal variation in revenues and our share of residual income for our FBD division will decrease as we continue to expand in new and existing markets, thereby reducing geographic concentration. The other markets in which our FBD division operates or is currently planning for or developing locations (i.e., Punta Cana, Dominican Republic, Playa del Carmen, Mexico and Tenerife, Spain) have year-round operations that experience more moderate seasonality than Mallorca. The seasonality of the leisure tourism industry and the location of our planned resorts in the Dominican Republic and Mexico are expected to result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period.

Impact of Inflation

The COVID-19 pandemic and regional travel restrictions and the war in Ukraine have led to problems in global supply chains and caused supply bottlenecks in many sectors of the economy. During the second half of 2021 and throughout 2022 these events slowed down the economic recovery and led to a significant increase in inflation in many regions, including Spain where our FBD resorts and parks are located and the United Kingdom, where many of our resorts’ guests are based. Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit our ability to raise room rates at our themed resorts to fully offset inflationary cost increases.

The principal factors contributing to the inflationary pressures that have been experienced or will be experienced by our FBD division include, but are not limited to, increases in the prices of transportation and fuel affecting our guests, increases in labor costs at our Mallorca and Tenerife resorts, and increases in the costs of materials that will be used to develop our future resorts. We have not been impacted by increases in the costs of materials at our Punta Cana resort because we had entered into all material agreements for the development of the resort prior to the COVID-19 pandemic.

The principal factors contributing to the inflationary pressures that have been experienced by our FCG division include, but are not limited to, increases in labor-related costs.

Risks Associated with Future Results of Operations

For additional information on the risks associated with future results of operations, please see the following sections of the Form S-4 and the Form S-1: “Risk Factors — Risks Related to the Company” including, but not limited to “— Business and Business Development Risks,” “— Risks Related to our Joint Ventures,” “— Operational Risks and Risks Related to Our Industries,” “— Risks Related to Changing Economic Conditions.”

Components of Our Results of Operations

Overall note regarding the deconsolidation of FCG

The unaudited condensed consolidated statement of operations and comprehensive loss includes approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG prior to deconsolidation in the nine months ended September 30, 2023. Prior to deconsolidation, FCG’s operations generated a majority of the Company’s consolidated revenue and contract asset and liability balances. Any discussions related to results, operations, and accounting policies associated with FCG are referring to the periods prior to deconsolidation. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion.

Revenue

In our FCG segment, FCG generates revenues from master planning, attraction design, project management, digital content, experiential technology services and sales of theme park ride hardware using our patented technology. The Company’s retained investment in FCG is accounted for under the equity method and FCG revenue is no longer included in the Company’s unaudited condensed consolidated statement of operations and comprehensive loss subsequent to the deconsolidation of FCG on July 27, 2023. In our Destinations Operations segment, we generate revenues through the management of resorts and theme parks and incentive fees. In our FBB segment, we generate revenues through the licensing of digital media.

Project design and build expense

Our Project design and build expenses primarily include project related direct wages, freelance labor, hardware, and software costs.

Selling, general and administrative expense

Our Selling, general and administrative expenses include payroll, payroll taxes and benefits for non-project related employee salaries, taxes, and benefits as well as technology infrastructure, marketing, occupancy, finance and accounting, legal, human resources, and corporate overhead expenses. Our Selling, general and administrative expenses include third-party accounting and legal costs related to the preparation of the Company’s public offering.

Credit loss expense – related party

Our credit loss expense includes expected credit loss reserve activity related to accounts receivable balances with our unconsolidated joint venture Sierra Parima.

Research and development expense

Research and development expenses primarily consist of third-party vendor costs and internal labor involved in research and development activities primarily related to the development of new FBB products which include new card games, mobile games and a new animated series as well as development of the new FBD resort concept. Research and development expenses are expensed in the period incurred. We expect expenses to increase in future periods as we continue to invest in research and development activities to achieve our operational and commercial goals.

Intangible asset impairment loss

Our intangible asset impairment loss primarily consists of the impairment of the ride media content intangible asset owned by our FBB segment.

Depreciation and amortization expense

Our Depreciation and amortization expense is primarily attributed to the amortization of finite-lived intangible assets, comprising of ride media content, trade names, customer relationships, developed technology and right-of-use assets for our finance lease. All trade names, customer relationships, developed technology and finance lease right-of-use assets have been deconsolidated with FCG as of July 27, 2023. We also incurred depreciation expenses for property and equipment utilized in the operation of our businesses.

Share of gain or loss from equity method investments

Our Share of gain or loss from equity method investments represents our proportional share of net earnings or losses of our unconsolidated joint ventures.

Our parks and resorts, which are operated within our unconsolidated joint ventures, generate revenues through the sales of hotel rooms, park admissions, food and beverage, merchandise, and ancillary services. Our resorts benefit from a booking advantage from the inclusion and proximity of our entertainment offerings and premium shopping and dining experiences.

The principal costs of parks and resorts are employee wages and benefits, advertising, maintenance, utilities, and insurance. Factors that affect costs include fixed operating costs, competitive wage pressures, food, beverage and merchandise costs, costs for construction, repairs and maintenance and inflationary pressures.

After the deconsolidation of FCG on July 27, 2023 the Company accounts for its retained investment under the equity method. FCG generates revenues from master planning, attraction design, project management, digital content, experiential technology services and sales of theme park ride hardware using our patented technology. The principal costs of these services are project design and build expense, employee wages and benefits, research and development, sales and marketing, depreciation and amortization, software costs, legal fees, consultant fees, and occupancy costs.

Gain on deconsolidation

Our gain on deconsolidation consists of the gain recognized on the deconsolidation of FCG. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion.

Interest expense

Our Interest expense consists primarily of the interest on our debt instruments and finance lease liabilities. Interest expense related to debt instruments is generated by related party and third-party loans and lines of credit used primarily to fund the development, acquisition and construction of Katmandu Park in Punta Cana through our investment in the Sierra Parima joint venture and to fund working capital required in preparation for becoming a public company. See Note 7 - Long-term debt and borrowing arrangements in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for a description of our indebtedness and “— Liquidity, Capital Commitments and Resources” below.

Interest income

Our Interest income consists primarily of interest income recognized in connection with licensing the right to use digital ride media content to Sierra Parima. The agreement requires ten equal annual payments of $0.3 million to the Company beginning on the date the park was opened, March 2023. As the payments are deferred over a ten-year period, a significant financing component exists. Therefore, the Company recognized a financing receivable discounted based on the contracted annual payments and recognized interest income beginning in the three months ended June 30, 2023. As of September 30, 2023 the Company recognized an expected credit loss reserve against all balances due from Sierra Parima, including receivables related to this ride media license. See Credit loss expense – related party in Results of Operations below.

Foreign exchange transaction gain (loss)

Our Foreign exchange transaction gain (loss) include our transactional gains and losses on the settlement or re-measurement of our non-functional currency denominated assets and liabilities. Since we conduct business in jurisdictions outside of the United States, we generate realized and unrealized transactional foreign exchange gains and losses from the remeasurement of U.S. dollar denominated cash and debt balances held by Fun Stuff, our Euro functional currency subsidiary, and the settlement of vendor balances denominated in non-functional currencies. As the U.S. dollar strengthens against the Euro, we record realized and unrealized foreign exchange losses; as the U.S. dollar weakens against the Euro, we record realized and unrealized foreign exchange gains.

Income tax

We are organized as a limited liability company taxed as a partnership. Our financial statements do not include a provision for federal or state income tax expense or benefit as our taxable income or loss is included in the tax returns of our members. Our foreign subsidiaries and unconsolidated joint ventures are subject to tax in their local jurisdiction and we record a provision for income tax expense or benefit where applicable.

Results of Operations

The following comparisons are historical results and are not indicative of future results, which could differ materially from the historical financial information presented.

Any discussions related to results, operations, and accounting policies associated with FCG are referring to the periods prior to deconsolidation. The unaudited condensed consolidated statement of operations and comprehensive loss includes approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG LLC prior to deconsolidation in the nine months ended September 30, 2023, versus a full period of activity in the prior year. Therefore, the periods are not comparable. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation and Note 5 – Investments in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Three Months Ended September 30, 2023, compared to Three Months Ended September 30, 2022

	(Unaudited) Three months ended September 30,
	2023	2022
Revenue	$1,581	$4,231
Expenses:
Project design and build expense	722	2,999
Selling, general and administrative expense	3,113	2,353
Transaction expenses	10,135	3,257
Credit loss expense – related party	5,230	-
Research and development	349	751
Intangible asset impairment expense	2,377	—
Depreciation and amortization expense	59	164
Loss from operations	(20,404)	(5293)
Share of gain or (loss) from equity method investments	(1,555)	1,701
Gain on deconsolidation of FCG	27,402	—
Interest expense	(321)	(327)
Interest income	47	—
Foreign exchange transaction loss	(866)	(1,238)
Net loss before taxes	4,303	(5,157)
Income tax benefit	7	—
Net income (loss)	$4,310	$(5,157)

Revenue

	(Unaudited) Three months ended September 30,
	2023	2022
Design and project management services	$1,070	$2,496
Media production services	196	53
Attraction hardware and turnkey sales	39	1,452
Other	276	230
Total revenue	$1,581	$4,231

Revenue decreased $2.6 million to $1.6 million for the three months ended September 30, 2023, compared with $4.2 million for the three months ended September 30, 2022. The decrease was attributable to a $0.9 million decrease associated with the deconsolidation of FCG contracts with Qiddiya for design and project management services and media services, and a $1.7 million decrease related to contracts with Sierra Parima and Katmandu, as projects near completion prior to FCG’s deconsolidation. See Note 5 – Investments in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further details on the deconsolidation of FCG and recognition of the retained investment in FCG under the equity method.

Project design and build expense

Project design and build expense decreased $2.3 million to $0.7 million for the three months ended September 30, 2023, compared with $3.0 million for the three months ended September 30, 2022, which represents a 25% decrease as a percent of Revenue driven primarily by an increase in sales with higher margin projects within FCG during the three months ended September 30, 2023, compared with the three months ended September 30, 2022, partially offset by lower margin attraction hardware and turnkey services sales.

During the three months ended September 30, 2023, we continued work on long-term higher margin contracts for design and project management services, most of which are higher dollar value projects due to their increased length, scale, and complexity.

Selling, general and administrative expense

Selling, general and administrative expense increased $0.7 million to $3.1 million for the three months ended September 30, 2023, compared with $2.4 million for the three months ended September 30, 2022. The increase was primarily driven by increases in third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Transaction expenses

Transaction expenses increased $6.8 million to $10.1 million for the three months ended September 30, 2023, compared with $3.3 million for the three months ended September 30, 2022. The increase was primarily driven by audit and consulting fees incurred in connection with the preparation of financial statements and the Business Combination completed in the fourth quarter of 2023.

Credit loss expense – related party

Credit loss expense increased $5.2 million to $5.2 million for the three months ended September 30, 2023, compared with $0 million for the three months ended September 30, 2022. The increase was primarily due to $5.2 million in credit loss expense related to new reserves for expected credit losses booked against receivables with unconsolidated joint venture Sierra Parima. Katmandu Park’s financial performance since opening in March, 2023 has been below Management’s expectations. As a result, Sierra Parima is currently preserving cash for use in its operations. Based on this evaluation of Sierra Parima’s credit characteristics, the excepted credit loss reserve was increased by $5.2 million to $5.5 million as of September 30, 2023 which represents the Company’s estimate of expected credit losses over the contractual life of each receivable. This loss reserve now offsets all receivables from Sierra Parima as of September 30, 2023. A portion of these reserved receivables was removed from the Company’s balance sheet with the deconsolidation of FCG. The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed.

Research and Development

Research and development expense decreased $0.5 million to $0.3 million for the three months ended September 30, 2023, compared with $0.8 million for the three months ended September 30, 2022. The decrease was primarily due a reduction in third party expenses incurred for development of certain FBB products, including Roblox and mobile games, that were launched in early 2023, partially offset by increases in expenses incurred for the development of other new FBB products, the BeyondME application and an animated series.

Intangible asset impairment expense

Impairment expense increased $2.4 million to $2.4 million for the three months ended September 30, 2023, compared with $0 million for the three months ended September 30, 2022. The Company assessed impairment indicators and determined that there has been a significant decrease in the amount of expected ultimate revenue to be recognized from the ride media content asset. Development plans for future parks, where this asset would have been deployed, have been put on hold as the Company evaluates the funding required to develop these parks. These circumstances indicate that the fair value may be less than the unamortized cost of the asset. As significant uncertainty exists as to when capital may be available to commit to these future projects, the Company could not reasonably project any future cash flows from the ride media content, and its value has been fully impaired as of September 30, 2023.

Depreciation and amortization expense

Depreciation and amortization expense decreased $0.1 million to less than $0.1 million for the three months ended September 30, 2023, compared with $0.2 million for the three months ended September 30, 2022.

Share of gain or loss from equity method investments

	(Unaudited) Three months ended September 30,
	2023	2022	Change
PDP	$1,527	$1,964	(437)
Sierra Parima	(1,616)	(263)	(1,353)
Karnival	132	-	132
FCG	(1,598)	-	(1,598)
Total Share of gain or loss from equity method investments	$(1,555)	$1,701	(3,256)

Share of loss from equity method investments decreased $3.3 million to $(1.6) million for the three months ended September 30, 2023, compared with $1.7 million gain for the three months ended September 30, 2022. The increase in loss was driven by a $1.4 million higher share of net loss in the three months ended September 30, 2023 for Katmandu Park in Punta Cana which completed construction in March 2023. Additionally, share of net income from PDP decreased by $0.4 million for the three months ended September 30, 2023, primarily driven by an increase in loss from derivatives and tax expense, partially offset by increase in hotel income. Also, share of loss from FCG was $(1.6) million for the three months ended September 30, 2023 which was not an unconsolidated joint venture in the three months ended September 30, 2022. The above losses were partially offset by a $0.1 million increase in share of net income from Karnival for the three months ended September 30, 2023, primarily driven by interest income.

Gain on deconsolidation of FCG

Gain on deconsolidation of FCG increased $27.4 million to $27.4 million for the three months ended September 30, 2023, compared with $0 million for the three months ended September 30, 2022. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation and Note 5 – Investments and advances to unconsolidated joint ventures in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1.

Interest expense

Interest expense remained consistent at $0.3 million for the three months ended September 30, 2023, and 2022.

Interest Income

Interest income of less than $0.1 million was recognized during the three months ended September 30, 2023 from interest income on the long term financing receivable due from Sierra Parima.

Foreign exchange transaction gain (loss)

Foreign exchange transaction loss decreased $0.3 million to $(0.9) million for the three months ended September 30, 2023, compared with $(1.2) million for the three months ended September 30, 2022. The decrease in loss was primarily attributable to the foreign exchange on advances between Falcon’s Beyond Global, a USD functional currency entity, and Fun Stuff, a euro functional currency entity, as the U.S. dollar strengthened against the euro during the three months ended September 30, 2022 and weakened against the Euro during the three months ended September 30, 2023. Additionally, the USD denominated debt held by Fun Stuff was moved to Katmandu Group, a USD functional currency entity, as of September 30, 2023,. In addition, subsequent to September 30, 2023 the Company converted the entire outstanding balance on its 2.5 million euro line of credit to equity. See Note 13 – Subsequent events in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion. These transactions have reduced the Company’s exposure to foreign exchange transaction gains and losses.

Segment Reporting

The following table presents selected information about our segment’s results for the three months ended September 30, 2023, and 2022:

	(Unaudited) Three months ended September 30,
	2023	2022
Revenue:
FCG	$1,267	$4,576
Destinations Operations	274	230
Falcon Beyond Brands	1	—
Intersegment eliminations	39	(575)
Total Revenue	1,581	4,231

Segment income (loss) from operations:
FCG	(4,868)	(29)
Destinations Operations	(526)	163
PDP	1,527	1,964
Sierra Parima	(1,413)	(263)
FBB	(2,356)	(997)
Intersegment eliminations	(671)	(323)
Total segment loss from operations	(8,307)	515
Unallocated corporate overhead	(11,216)	(3,943)
Depreciation and amortization expense	(59)	(164)
Gain on deconsolidation of FCG	27,402	—
Impairment of intangible assets	(2,377)	—
Interest expense	(321)	(327)
Interest income	47	—
Foreign exchange transaction loss	(866)	(1,238)
Net loss before income taxes	$4,303	$(5,157)
Income tax benefit	7	—
Net income (loss)	$4,310	$(5,157)

Total revenue for the three months ended September 30, 2023, decreased $2.6 million compared to the three months ended September 30, 2022, primarily driven by a decrease in revenues from the FCG segment due to the deconsolidation of the FCG segment during the three months ended September 30, 2023. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion.

Total segment loss from operations for the three months ended September 30, 2023, increased $8.8 million compared to the three months ended September 30, 2022, due to the following:

●	FCG segment loss from operations for the three months ended September 30, 2023, increased to $4.9 million as compared to a loss of less than $0.1 million in the three months ended September 30, 2022, primarily as a result of a credit loss expense on related party receivables from Sierra Parima and a higher proportion of corporate overhead costs being allocated to the segment beginning in 2023 to support expansion of the business at the segment level including opening of the Philippines office that will support the execution of design services for FCG customers.

●	Destination Operations segment loss from operations for the three months ended September 30, 2023, increased $(0.7) million compared to the three months ended September 30, 2022, primarily due to more corporate overhead costs allocated to the segment beginning in 2023 to support the growth of the business and the opening of Katmandu Park in Punta Cana.

●	PDP segment results for the three months ended September 30, 2023, decreased $0.5 million compared to the three months ended September 30, 2022, primarily driven by a 1.5 million decrease in gain from derivatives, $0.8 million increase in tax expense, offset by a $1.4 million increase income from operations.

●	Sierra Parima segment loss for the three months ended September 30, 2023, increased $1.1 million compared to the three months ended September 30, 2022, driven by increased costs related to the construction of Katmandu Park in Punta Cana, which completed construction in March 2023.

●	FBB segment loss from operations for the three months ended September 30, 2023, increased $1.4 million compared to 2022, driven by $0.5 million lower research and development expenses offset by $1.9 million higher selling, general and administrative expenses.

●	Intersegment eliminations for the three months ended September 30, 2023, increased $0.4 million compared to the three months ended September 30, 2022, primarily driven by changes in contracts between FCG and the other segments.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, intangible asset impairment loss and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Transaction expenses were $10.1 million for the three months ended September 30, 2023. These fees were particularly high for this period as transactions costs incurred in relation to the public offering, including the balance deferred as of June 30, 2023, have been recognized in expense for the period ended September 30, 2023. Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 11 - Segment information in the Company’s unaudited condensed consolidated financial statements.

Nine Months Ended September 30, 2023, compared to Nine Months Ended September 30, 2022

	(Unaudited) Nine months ended September 30,
	2023	2022
Revenue	$16,097	$12,029
Expenses:
Project design and build expense	10,151	8,074
Selling, general and administrative expense	10,500	7,057
Transaction expenses	21,648	5,963
Credit loss expense – related party	5,484	—
Impairment Expense	2,377	—
Research and development	1,251	1,725
Depreciation and amortization expense	1,575	570
Loss from operations	(36,889)	(11,360)
Share of gain or (loss) from equity method investments	(3,690)	1,739
Gain on deconsolidation of FCG	27,402	—
Interest expense	(887)	(917)
Interest income	92	—
Foreign exchange transaction loss	(396)	(2,485)
Net loss before taxes	(14,368)	(13,023)
Income tax benefit	26	—
Net loss	$(14,342)	$(13,023)

Revenue

	(Unaudited) Nine months ended September 30,
	2023	2022
Design and project management services	$10,555	$7,890
Media production services	1,773	340
Attraction hardware and turnkey sales	2,052	3,504
Digital media licenses	1,331	—
Other	386	295
Total revenue	$16,097	$12,029

Revenue increased $4.1 million to $16.1 million for the nine months ended September 30, 2023, compared with $12.0 million for the nine months ended September 30, 2022. The increase was attributable to a $4.5 million increase associated with new long-term contracts for design and project management services and media services, primarily relating to a $4.5 million increase from contracts with Qiddiya Investment Company, offset by $0.5 million decrease related to Sierra Parima contracts which are nearing completion. Additionally, there was a $0.1 million increase related to all other contracts.

Project design and build expense

Project design and build expense increased $2.1 million to $10.2 million for the nine months ended September 30, 2023, compared with $8.1 million for the nine months ended September 30, 2022, which represents 4% decrease as a percent of Revenue driven primarily by an increase in sales with higher margin projects within FCG compared to the nine months ended September 30, 2022. During the nine months ended September 30, 2023, we entered into new long-term higher margin contracts for design and project management services, most of which are higher dollar value jobs due to their increased length, scale, and complexity, offset by lower margin attraction hardware and turnkey sales services. Additionally, $1.3 million in revenue was recognized for the nine months ended September 30, 2023, related to licensing digital media content to Sierra Parima. The amortization expense of the related intangible asset recognized in depreciation and amortization is not included in project design and build expense which positively impacted project design and build expense as percent of revenue.

Selling, general and administrative expense

Selling, general and administrative expense increased $3.4 million to $10.5 million for the nine months ended September 30, 2023, compared with $7.1 million for nine months ended September 30, 2022. The increase was primarily related to third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Transaction expenses

Transaction expenses increased $15.6 million to $21.6 million for the nine months ended September 30, 2023, compared with $6.0 million for the nine months ended September 30, 2022. The increase was primarily driven by audit and consulting fees incurred in connection with the preparation of financial statements and the Business Combination completed in the fourth quarter of 2023.

Credit loss expense – related party

Credit loss expense increased $5.5 million to $5.5 million for the nine months ended September 30, 2023, compared with $0 million for the nine months ended September 30, 2022. The increase was primarily due to $5.2 million in credit loss expense related to new reserves for expected credit losses booked against receivables with unconsolidated joint venture Sierra Parima. Katmandu Park’s financial performance has been below Management’s expectations. As a result, Sierra Parima is currently preserving cash for use in its operations. Based on this evaluation of Sierra Parima’s credit characteristics, the excepted credit loss reserve was increased by $5.2 million to $5.5 million as of September 30, 2023 which represents the Company’s estimate of expected credit losses over the contractual life of each receivable. This loss reserve now offsets all receivables from Sierra Parima as of September 30, 2023. A portion of these reserved receivables was removed from the Company’s balance sheet with the deconsolidation of FCG. The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed.

Research and Development

Research and development expense decreased $0.4 million to $1.3 million for the nine months ended September 30, 2023, compared with $1.7 million for the nine months ended September 30, 2022. The expense in both periods relates to the development of new FBB products.

Intangible asset impairment expense

Impairment expense was $2.4 million for the nine months ended September 30, 2023, compared with $0 million for the nine months ended September 30, 2022. The Company assessed impairment indicators and determined that there has been a significant decrease in the amount of expected ultimate revenue to be recognized from the ride media content asset. Development plans for future parks, where this asset would have been deployed, have been put on hold as the Company evaluates the funding required to develop these parks. These circumstances indicate that the fair value may be less than the unamortized cost of the asset. As significant uncertainty exists as to when capital may be available to commit to these future projects, the Company could not reasonably project any future cash flows from the ride media content, and its value has been fully impaired as of September 30, 2023

Depreciation and amortization expense

Depreciation and amortization expense increased $1.0 million to $1.6 million for nine months ended September 30, 2023, compared with $0.6 million for nine months ended September 30, 2022, relating primarily to the amortization of the digital ride media asset of $1.1 million recognized in the first quarter of 2023 when the asset was licensed for use by Sierra Parima, this increase was partially offset by $0.1 million decrease in depreciation and amortization for all other long lived assets. Additionally, increase in year over year depreciation expense would have been larger, however FCG was deconsolidated on July 27th, 2023, resulting in only seven months of depreciation expense in the nine months ended September 30, 2023.

Share of gain or loss from equity method investments

	(Unaudited) Nine months ended September 30,
	2023	2022	Change
PDP	$1,902	$2,315	(413)
Sierra Parima	(4,254)	(576)	(3,678)
Karnival	260	-	260
FCG	(1,598)	-	(1,598)
Total Share of gain or (loss) from equity method investments	$(3,690)	$1,739	(5,429)

Share of gain or loss from equity method investments decreased by $5.4 million to $(3.7) million loss for the nine months ended September 30, 2023, compared with $1.7 million gain for the nine months ended September 30, 2022. The change was driven by a $(3.7) million higher share of net loss in the nine months ended September 30, 2023, for Katmandu Park in Punta Cana which completed construction in March 2023. Additionally, share of net income in PDP decreased by $0.4 million for the nine months ended September 30, 2023, primarily driven by an increase in loss from derivatives and hotel expenses, partially offset by increase in hotel income. Also, share of loss from FCG was $(1.6) million for the nine months ended September 30, 2023 which was not an unconsolidated joint venture during the nine months ended September 30, 2022. The above decreases were partially offset by a $0.3 million increase in share of net income from Karnival for the nine months ended September 30, 2023, primarily driven by interest income.

Gain on deconsolidation of FCG

Gain on deconsolidation of FCG was $27.4 million for the nine months ended September 30, 2023, compared with $0 million for the nine months ended September 30, 2022. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1.

Interest expense

Interest expense remained consistent at $0.9 million for the nine months ended September 30, 2023, and 2022.

Interest Income

Interest income of $0.1 million was recognized during the nine months ended September 30, 2023, due to interest income related to the long term financing receivable due from Sierra Parima.

Foreign exchange transaction loss

Foreign exchange transaction loss decreased $2.1 million to $(0.4) million loss for the nine months ended September 30, 2023, compared with $(2.5) million loss for the nine months ended September 30, 2022. The decrease was primarily attributable to the unrealized foreign exchange gain (loss) on U.S. denominated related party debt with a Spanish subsidiary as the U.S. dollar strengthened against the Euro during the nine months ended September 30, 2022 and weakened against the Euro during the nine months ended September 30, 2023.

Segment Reporting

The following table presents selected information about our segment’s results for the nine months ended September 30, 2023, and 2022:

	(Unaudited) Nine months ended September 30,
	2023	2022
Revenue:
FCG	$14,514	$13,658
Destinations Operations	380	295
Falcon Beyond Brands	1,482	—
Intersegment eliminations	(279)	(1,924)
Total Revenue	$16,097	$12,029

Segment income (loss) from operations:
FCG	(5,596)	1,329
Destinations Operations	(1,324)	(442)
PDP	1,902	2,315
Sierra Parima	(4,049)	(576)
FBB	(3,450)	(2,480)
Intersegment eliminations	(913)	(950)
Total segment loss from operations	(13,430)	(804)
Unallocated corporate overhead	(23,197)	(8,247)
Depreciation and amortization expense	(1,575)	(570)
Gain on deconsolidation of FCG	27,402	—
Impairment of intangible assets	(2,377)	—
Interest expense	(887)	(917)
Interest income	92	—
Foreign exchange transaction gain (loss)	(396)	(2,485)
Net loss before income taxes	$(14,368)	$(13,023)
Income tax benefit	26	—
Net loss	$(14,342)	$(13,023)

Total revenue for the nine months ended September 30, 2023 increased $4.1 million compared to the nine months ended September 30, 2022, primarily driven by an increase in revenue generated within the FCG and FBB segments, which was primarily due to new long-term contracts for design and project management services at higher contract values, continuation of design and project management projects with comparably higher margins, and FBB’s digital media contract with Sierra Parima as discussed above.

Total segment loss from operations for the nine months ended September 30, 2023 increased $12.6 million compared to the nine months ended September 30, 2022 due to the following:

●	FCG segment loss from operations changed $6.9 million from $1.3 million segment income in the nine months ended September 30, 2022 to $(5.6) million segment loss in the nine months ended September 30, 2023, primarily as a result of credit loss expense on related party receivables from Sierra Parima and a higher proportion of corporate overhead costs being allocated to the segment beginning in 2023 to support expansion of the business at the segment level including opening of the Philippines office that will support the execution of design services for FCG customers. This cost increase is partially offset by an increase in revenues and improved margins on new long-term contracts.

●	Destination Operations segment loss from operations for the nine months ended September 30, 2023 increased $0.9 million compared to the nine months ended September 30, 2022, primarily due to more corporate overhead costs allocated to the segment beginning in 2023 to support the growth of the business and the opening of Katmandu Park in Punta Cana.

●	PDP segment results for the nine months ended September 30, 2023, decreased $0.4 million compared to the nine months ended September 30, 2022, primarily driven by a 4.5 million decrease in gain from derivatives, $0.2 million decrease in tax expense, and a $5.9 million increase in hotel income.

●	Sierra Parima segment loss for the nine months ended September 30, 2023 increased $3.4 million compared to the nine months ended September 30, 2022 driven by increased costs related to the construction of Katmandu Park in Punta Cana which completed construction in March 2023.

●	FBB segment loss from operations for the nine months ended September 30, 2023 increased $1.0 million compared to the nine months ended September 30, 2022. For the nine months ended September 30, 2023 revenue increased $1.5 million related to the digital media licensing contract with Sierra Parima and research and development costs decreased $0.4 million due to increased focus on serving Qiddiya’s design and project management needs and less emphasis on developing new products. This was offset by a $2.9 million increase in selling, general and administrative expense.

●	Intersegment eliminations for the nine months ended September 30, 2023 decreased $0.1 million compared to the nine months ended September 30, 2022, primarily driven by changes in contracts between FCG and the other segments.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, intangible asset impairment loss and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Transaction expenses were $21.6 million for the nine months ended September 30, 2023. These fees were particularly high for this period as transactions costs incurred in relation to the public offering, including the balance deferred as of June 30, 2023, have been recognized in expense for the period ended September 30, 2023Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 11 - Segment information in the Company’s unaudited condensed consolidated financial statements.

Non-GAAP Financial Measures

We prepare our consolidated financial statements in accordance with US GAAP. In addition to disclosing financial results prepared in accordance with US GAAP, we disclose information regarding Adjusted EBITDA which is a non-GAAP measure. We define Adjusted EBITDA as net income (loss), determined in accordance with US GAAP, for the period presented, before interest expense, net, income tax expense, depreciation and amortization, transaction expenses related to the business combination, credit loss expense – related party, intangible asset impairment loss, and gain on deconsolidation of FCG.

We believe that Adjusted EBITDA is useful to investors as it eliminates the non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in any business combination and improves comparability by eliminating the interest expense associated with our debt facilities, which may not be comparable with other companies based on our structure.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are (i) it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) it does not reflect changes in, or cash requirements for, our working capital needs, (iii) it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements, (v) it does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, and (vi) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

The following table sets forth reconciliations of net loss under US GAAP to Adjusted EBITDA for the following periods:

	(Unaudited) Three months ended September 30,
	2023	2022
Net income (loss)	$4,310	$(5,157)
Interest expense	321	327
Interest income	(47)	—
Income tax benefit	(7)	—
Depreciation and amortization expense	59	164
Transaction expenses	10,135	3,257
Credit loss expense – related party	5,230	—
Intangible asset impairment loss	2,377	—
Gain on deconsolidation	(27,402)	—
Adjusted EBITDA	$(5,024)	$(1,409)

	(Unaudited) Nine months ended September 30,
	2023	2022
Net loss	$(14,342)	$(13,023)
Interest expense	887	917
Interest income	(92)	—
Income tax benefit	(26)	—
Depreciation and amortization expense	1,575	570
Transaction expenses	21,648	5,963
Credit loss expense – related party	5,484	—
Intangible asset impairment loss	2,377	—
Gain on deconsolidation	(27,402)	—
Adjusted EBITDA	$(9,891)	$(5,573)

Adjusted EBITDA decreased $3.6 million to $(5.0) million for the three months ended September 30, 2023, compared to $(1.4) million for the three months ended September 30, 2022. Adjusted EBITDA decreased $4.3 million to $(9.9) million for the nine months ended September 30, 2023, compared to $(5.6) million for the nine months ended September 30, 2022.

Liquidity, Capital Commitments and Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations. Our primary short-term cash requirements are to fund working capital, short-term debt, acquisitions, contractual obligations and other commitments. Our medium-term to long-term cash requirements are to service and repay debt and to invest in facilities, equipment, technologies, and research and development for growth initiatives. Our principal sources of liquidity are cash generated from operations, funds from borrowings, equity contributions from our existing investors and cash on hand.

As of September 30, 2023, our total indebtedness was approximately $38.0. We had approximately $0.4 million of unrestricted cash and $2.5 million available for borrowing under our lines of credit.

On October 4, 2023, we entered into a subsequent conversion agreement with Infinite Acquisitions, pursuant to which an aggregate of $7.3 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain financing agreements was converted into 727,500 Falcon’s OpCo Financing Units.

On October 4, 2023, we entered into the Subsequent Conversion Agreement with Infinite Acquisitions, pursuant to which an aggregate of $7.3 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain financing agreements was converted into 727,500 Falcon’s OpCo Financing Units. Subsequent to this conversion, an aggregate of less than $0.1 million, including accrued interest, was outstanding under the Falcon’s OpCo $10 million revolving credit facility.

Further, holders of an aggregate of $4.8 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Pubco Preferred Stock and a cash payment of unpaid accrued interest, and the Company agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to the Company a number of Preferred Units equal to the number of shares of Pubco Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest. In addition, on October 6, 2023, Pubco entered into a contribution agreement with Falcon’s OpCo pursuant to which Pubco contributed the Transferred Debt in exchange for the issuance of preferred units of Falcon’s OpCo and the payment of accrued and unpaid interest on the Transferred Debt.

Subsequent to these conversions, an aggregate of less than $0.1 million, including accrued interest, was outstanding under the Falcon’s OpCo $10 million revolving credit facility.

Prior to the Closing of the Business Combination, an aggregate of approximately $67.3 million in financing was provided to Falcon’s OpCo by Infinite Acquisitions, an existing equity holder of Falcon’s OpCo, including through debt-to-equity conversions. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.8 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million.

We anticipate managing our operations to ensure that these funds, together with our existing cash on hand and unused capacity on our existing lines of credit, provide us with liquidity to fund our operations for the next twelve months. For the three and nine months ended September 30, 2023, we have losses and negative cash flows from operating activities that raise substantial doubt about our ability to continue as a going concern. On July 31, 2023, FCG LLC received a closing payment from QIC of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released upon the establishment of an employee retention and attraction incentive program. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG LLC’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG LLC and QIC. These funds are to be used exclusively by the FCG segment to fund its operations and growth and cannot be used to satisfy the commitments of other segments. Until we can generate sufficient revenue from our five reportable segments to cover operating expenses, working capital and capital expenditures, we expect funds raised in the Business Combination and from the Falcon’s OpCo Financing to fund our cash needs. We may, however, need additional cash if there are material changes to our business conditions or other developments, including the development of our FBB and FBD divisions, competitive pressures, and regulatory developments.

Our ability to generate cash in the future, depends on our financial results which are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Our capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support our research and development efforts, investments in technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. In addition, we expect to incur additional costs as a result of operating as a public company. We expect our capital expenditures and working capital requirements to increase materially in the near future. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

On March 10, 2023, in connection with stockholder votes to approve the extension of the date by which FAST II was required to complete an initial business combination, public stockholders of FAST II elected to redeem an aggregate of 15,098,178 shares of FAST II Class A Common Stock for cash, at a redemption price of approximately $10.1498 per share for an aggregate redemption amount of approximately $153.2 million. In addition, in connection with the Business Combination, 6,772,844 holders of FAST II Class A Common Stock exercised their right to redeem those shares for a pro rata portion of the cash in the FAST II trust account, which equaled approximately $10.63 per share, for an aggregate of approximately $72.0 million. As a result, an aggregate of approximately $225.2 million was paid to such redeeming stockholders at or prior to the closing of the Business Combination out of the trust account established by FAST II upon the closing of the FAST II IPO.

We received net cash proceeds from the Business Combination totaling $0.9 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $4.9 million and $14.0 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

On November 6, 2023 the 656,415 shares of Pubco Preferred Stock automatically converted into shares of the Pubco Class A Common Stock. Following the automatic conversion of the Preferred Stock, there are no outstanding shares of Pubco Preferred Stock. The conversion rate is 0.90909 shares of Pubco Class A Common Stock for each share of Pubco Preferred Stock, resulting in an aggregate of approximately 600,000 shares of Pubco Class A Common Stock to be issued upon conversion. Cash will be paid in lieu of fractional shares of Pubco Class A Common Stock. [In order to maintain the “Up-C” structure, Pubco forfeited the preferred units of the Company that it previously held and was issued a number of shares of common units of the Company equal to the number of shares of Pubco Class A Common Stock issued upon conversion of the Pubco Preferred Stock.]

In connection with the automatic conversion of the Pubco Preferred Stock, the outstanding Pubco Warrants will no longer be exercisable for (i) 0.580454 shares of Pubco Class A Common Stock and (ii) 0.5 shares of Pubco Preferred Stock. Each outstanding Pubco Warrant will now be exercisable for 1.034999 shares of Pubco Class A Common Stock pursuant to the terms of the Pubco Warrants under the Second A&R Warrant Agreement.

Contractual and Other Obligations

Tax Receivable Agreement

In connection with the Closing of the Business Combination, the Company entered into a tax receivable agreement with Pubco, the tax receivable agreement holder representative, certain members of Falcon’s OpCo (the “TRA Holders”) and other persons from time to time party thereto. Pursuant to the tax receivable agreement, among other things, Pubco is required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of new Falcon’s OpCo units for Pubco Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the tax receivable agreement. In certain cases, Pubco’s obligations under the tax receivable agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the tax receivable agreement.

Commitments

Sierra Parima Joint Venture

The Company and Meliá have committed to fund construction, pre-opening and working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of September 30, 2023, we have unfunded commitments to Sierra Parima of $4.2 million.

Partnership with Raging Power Limited

Pursuant to the terms of our joint venture agreement with Raging Power, Falcon’s and Raging Power are each required to provide funding to Karnival in the form of non-interest-bearing advances, which will be repaid based on a percentage of gross revenues from the operation of the LBE at 11 SKIES. Accordingly, the joint venture agreement provides that we receive 16.6% to 20.6% of gross revenue of the LBE at 11 SKIES. As of September 30, 2023, we have unfunded commitments to Karnival of $2.4 (HKD 18.7).

Related Party Loans

We have various long-term debt instruments with Infinite Acquisitions, our majority owner. During the year ended December 31, 2022, we converted a portion of debt with Infinite Acquisitions to equity.

We entered into financing agreements with Infinite Acquisitions. As of September 30, 2023, we have aggregate outstanding balances of $27.2 million under these financing agreements.

On June 23, 2023, the Falcon’s OpCo entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions (as so amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, $4.8 million, a portion of the amounts due to Infinite Acquisitions under the $10 million revolving credit facility to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) the Company, Falcon’s OpCo and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Series A Preferred Stock at the acquisition merger closing. On October 6, 2023 the Transferred Debt was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and Pubco agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to Pubco a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to Pubco an amount in cash equal to the amount of cash paid by Pubco as accrued interest.

For more information regarding our related party transactions, see Note 7 — Long-term debt and borrowing arrangements and Note 8 — Related party transactions in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Leases

We have finance and operating leases for our corporate headquarters and warehouse space located in Orlando, Florida. Total lease liabilities as of September 30, 2023, are $0 as all leases were deconsolidated with FCG.

For more information regarding our related party transactions, see Note 7 – Long-term debt and borrowing arrangements and Note 8 – Related party transactions in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Cash Flows

The following tables summarize our cash flows for the periods presented:

	(Unaudited) Nine months ended September 30,
	2023	2022
Cash used in operating activities	$(16,421)	$(9,362)
Cash used in investing activities	762	(18,564)
Cash provided by financing activities	7,686	28,431

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by the activities associated with our FCG segment, FBB segment beginning in 2022 and corporate overhead activities. Project cyclicality and seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

Cash used in operating activities increased $7.0 million to $16.4 million for the nine months ended September 30, 2023, compared with $(9.4) million for the nine months ended September 30, 2022. Although net loss for the nine months ended September 30, 2023 was $1.3 million lower compared to the nine months ended September 30, 2022, the current period net loss was adjusted for several significant non-cash items. The most significant non-cash adjustments to net income for the nine months ended September 30, 2023 included deducting the $27.4 million gain on deconsolidation of FCG, partially offset by adding back $5.5 million related party credit loss expense and $2.4 million impairment of the ride media receivable. The remaining increase in cash uses in operating activities came from offsetting changes in working capital assets and liabilities.

Cash Flows from Investing Activities

Our primary investing activities have consisted of investments in and advances to our unconsolidated joint ventures for the development of our Katmandu Park located in Punta Cana, Dominican Republic and purchases of property, equipment.

Net cash used in investing activities increased $19.4 million from $(18.6) million for the nine months ended September 30, 2022 to $0.8 million for the nine months ended September 30, 2023 primarily due to (i) $16.6 million decrease in investments and advances to our unconsolidated joint ventures. Contributions to fund our share of the construction of Katmandu Park, Punta Cana were lower in the nine months ended September 30, 2023 as major construction work wrapped up in early 2023, (ii) $2.6 million increase cash inflow on deconsolidation of FCG during the third quarter of 2023

Cash Flows from Financing Activities

Net cash provided by financing activities decreased $20.7 million from $28.4 million for the nine months ended September 30, 2022 to $7.7 million for the nine months ended September 30, 2023. The cash provided by financing activities in the nine months ended September 30, 2023 consisted primarily of $10.6 million proceeds from related party lines of credit and $1.8 million from equity contributions. This was partially offset by $3.4 million repayment of related party debt and credit facilities and $1.4 million in repayments of third-party debt and finance lease obligations.

Net cash provided by financing activities in the nine months ended September 30, 2022 consisted primarily of $16 million from equity contributions and $13.6 million from related party debt and credit facilities. This was partially offset by $1.1 million in repayments of third-party debt and finance lease obligations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Credit Risk

We are exposed to credit risk on our accounts receivable as we have a small number of customers that represent significant portions of our consolidated accounts receivable and revenue. We evaluate the solvency of our customers on an ongoing basis to determine if allowances for doubtful accounts need to be recorded.

Revenue earned from customers contributing in excess of 10% of total revenues are presented in the tables below for the following periods:

	(Unaudited) For the three months ended September 30,
	2023		2022
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company(1)	$1,176	74%	$2,091	50%
Customer B – Sierra Parima(1)(2)	-	-	1,708	40%
Customer C – PDP (1)(2)	279	18%	-	-
All others	126	8%	432	10%
Total revenues	$1,581	100%	$4,231	100%

(1)	Customer represents related party of the Company.

(2)	Customers that contributed in excess of 10% of total revenues in any period presented have been included in all periods presented for comparability.

	(Unaudited) For the nine months ended September 30,
	2023		2022
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company	$11,138	69%	$6,557	55%
Customer B – Sierra Parima(1)	3,598	22%	4,134	34%
All others	1,361	9%	1,338	11%
Total revenues	$16,097	100%	$12,029	100%

(1)	Customer represents related party of the Company.

As of September 30, 2023, total Accounts receivable balances for the two customers with Revenue greater than 10% of total Revenue for the nine months ended September 30, 2023 was less than $0.1 million or 4% of total Accounts receivable.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro. The value of the Euro fluctuates relative to the U.S. dollar. Accordingly, changes in the value of the Euro could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition, and results of operations in a given period or in specific territories.

To date, foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Policies and Estimates

The discussion under “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses as well as the disclosure of contingent assets and liabilities. We regularly review our estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.

We believe that the accounting policies disclosed below include estimates and assumptions critical to our business and their application could have a material impact on our consolidated financial statements. In addition to these critical policies, our significant accounting policies are included within Note 2 - Summary of significant accounting policies to the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Revenue

We recognize revenue in accordance with the provisions of FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (Topic 606), which requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services.

Falcon’s Creative Group

Accounting policies associated with FCG are referring to the periods prior to deconsolidation.

We account for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements, these changes are not accounted for until they meet the requirements noted above.

A significant portion of the FCG’s revenue is derived from master planning and design contracts, media production contracts and turnkey attraction contracts. The Company accounts for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements. These changes are not accounted for until they meet the requirements noted above. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities which are significantly customized and not distinct within the context of the contract.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the planning, design, and development of attractions. Revenue is recognized over time (versus point in time recognition), as the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These are primarily fixed-price contracts.

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include, but are not limited to, the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For over time contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all their obligations under the contract.

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of Contract assets and liabilities. Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented on the Company’s Consolidated Balance Sheet and consist of billings in excess of revenues. Billings in excess of revenues represent milestone billing contracts where the billings of the contract exceed recognized revenues.

Destinations Operations

The principal sources of revenues for the Destinations Operations segment are resort and theme park management and incentive fees. Resort and theme park management and incentive fees are based on a percentage of revenues and profits, respectively earned by the theme parks during the corresponding period.

Investments in unconsolidated joint ventures

We use the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Equity in losses of unconsolidated joint ventures in the Consolidated Statements of Operations. The dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

Goodwill and Intangible assets

Goodwill is not amortized, but instead reviewed for impairment at least annually during the fourth quarter, or more frequently if circumstances indicate that the value of goodwill may be impaired. The impairment analysis of goodwill is performed at the reporting unit level. A qualitative assessment is first conducted to determine whether it is more likely than not that the fair value of the applicable reporting unit exceeds the carrying value taking into consideration significant events, and changes in the overall business environment or macroeconomic conditions. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We only recognize an impairment of goodwill if the estimated fair value of a reporting unit is less than its carrying value, in an amount not to exceed the carrying value of the reporting unit’s goodwill.

The Company reviews definite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of these amortizing intangible assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then the assets are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Estimating the fair value of reporting units is a subjective process that involves the use of significant estimates by management. The FCG reporting unit has significant revenue concentration associated with a few customers. Although we believe that we have strong relationships with each customer, if any of these customers were to move their business elsewhere it would have an adverse effect on our profitability, particularly the profitability of FCG. In addition, unanticipated changes in business performance market declines or other events impacting the fair value of these businesses, including changes in market multiples, discount rates, interest rates and growth rates assumptions, could result in goodwill impairment charges in future periods. See the Ride Media Content section below regarding the specific policy covering the ride media intangible asset.

As of September 30, 2023 the assets and liabilities of FCG, including goodwill which comprised the total goodwill balance of the Company, are no longer included within the Company’s condensed consolidated balance sheet.

Ride Media Content

Ride Media Content (“RMC”) consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

In accordance with ASC 926-20, the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired.

Owned RMC is presented as a noncurrent asset within Intangible assets, net of accumulated amortization and impairment. Amortization of RMC assets is primarily included in Depreciation and amortization expense in Income (Loss) from operations.

The unamortized cost balance of RMC was fully impaired as of September 30, 2023. See Results of Operations.

Recoverability of Other long-lived assets

Our long-lived assets consist primarily of property and equipment and right-of-use (“ROU”) assets. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. For facility lease ROU assets and related long-lived assets, we compare the estimated undiscounted cash flows generated by the corresponding asset group to the current carrying value of the ROU and related long-lived assets. If the undiscounted cash flows are less than the carrying value of the ROU and related long-lived asset, then the assets are written down to fair value. There were no impairment losses recognized for other long-lived assets for the three and nine months ended September 30, 2023, and 2022.

Business combinations

We account for our acquisitions in accordance with ASC 805, Business Combinations. We initially allocate the purchase price of an acquisition to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of consideration recorded as goodwill. The results of operations of acquisitions are included in the consolidated financial statements from the date of acquisition. Costs incurred to complete the business combination, such as legal and other professional fees, are not considered part of the transaction consideration and are expensed as incurred.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 - Summary of significant accounting policies to the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

Pubco is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Pubco has elected to use the extended transition period available under the JOBS Act, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following September 15, 2028, which is the fifth anniversary of the effectiveness of Pubco’s Registration Statement on Form S-4 filed in connection with the Business Combination, (b) in which Pubco has total annual revenue of at least $1,235,000,000 or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Pubco is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pubco will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) Pubco’s annual revenue exceeds $100 million during such completed fiscal year or the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Pubco takes advantage of such reduced disclosure obligations, it may also make comparison of Pubco’s financial statements with other public companies difficult or impossible.